Exhibit 23.1

Report of Independent Registered Public Accounting Firm and Consent

The Board of Directors and Shareholders

Diametrics Medical, Inc.:

The audits referred to in our report dated January 23, 2004, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings “Selected Consolidated Financial Data” and “Experts” in the prospectus.

Our report dated January 23, 2004 covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that states that the Company has recurring losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota

June 21, 2004